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                        Consent of Independent Auditors
                        -------------------------------

The Retirement Committee
Armstrong World Industries, Inc.:


We consent to incorporation by reference in the Registration Statement No. 33-18996 on Form S-8 of Armstrong World Industries, Inc. of our report dated
March 11, 1999, relating to the statements of net assets of The Retirement Savings and Stock Ownership Plan of Armstrong World Industries, Inc. as of September 30, 1998 and 1997 and the related statements of changes in plan equity for each of the years in the three-year period ended September 30, 1998, which report is included herein.

                                   KPMG LLP


Philadelphia, PA
March 11, 1999